Exhibit 10.1

Settlement Agreement

This Settlement Agreement (the “Agreement”) is by and between Ms. Georgina Fisk and Keane, Inc. (hereinafter the “Company”), Mr. John Keane, Sr., Mr. John Keane Jr., and Mr. Brian Keane (collectively the “Parties” and individually referred to as “Party”). For good and sufficient consideration more fully described below, the Parties agree that:

1.             Status:  Ms. Fisk hereby resigns from her position with the Company effective June 30, 2006 (the “Resignation Date”). As of the Resignation Date, Ms. Fisk’s employment with the Company will terminate and any entitlement Ms. Fisk may have had under any Company-provided benefit plan, program or practice shall conclude except as required by federal or state law, or as otherwise expressly provided below

2.     (a)                   Payment. Within fourteen days following the Resignation Date, the Company and/or its insurer shall pay to Ms. Fisk, or to her estate in the event that she dies, the total gross sum of $1,060,000 (One Million and Sixty Thousand Dollars). Said payment to be made as follows: (1) delivering a check in the amount of $228,000, with all applicable withholdings, paid to the order of “Georgina Fisk” to Ms. Fisk’s counsel, Barbara A. Robb, Esq., Shilepsky O’Connell, 225 Franklin Street, 16th Floor, Boston, MA 02110 in settlement of alleged financial damage claims;  (2) delivering a check in the amount of $832,000 paid to the order of “Georgina Fisk” to Ms. Fisk’s counsel, Barbara A. Robb, Esq., Shilepsky O’Connell, 225 Franklin Street, 16th Floor, Boston, MA 02110 in settlement of alleged non-financial/non-wage damage claims. The Company shall issue a 1099 for the second check in the amount of $832,000 in due course. The parties agree all amounts paid in this paragraph are made as part of a settlement of claims and, accordingly, it is the Parties understanding that such payments are not subject to 409A of the Internal Revenue Code (“Section 409A”), or are exempt under applicable proposed regulations and therefore no reporting under said Section 409A is required. Ms. Fisk acknowledges that she will rely solely on the advice on her own tax advisors concerning the tax treatment of the above specified payments.

(b)                   Stock Options. The Parties agree and acknowledge that the following is an exclusive list of all of the options to purchase shares of the Company’s common stock awarded to Ms. Fisk and remaining outstanding as of the date hereof: January 18, 2006 (15,000 shares); December 15, 2004 (30,000 shares); February 4, 2004 (25,000 shares); April 11, 2003 (2,000 shares); December 29, 2000 (10,000 shares). The Company and Ms. Fisk agree and acknowledge that their respective rights with respect to these stock options shall be governed by the terms of the Stock Option Agreements. The Company hereby acknowledges Ms. Fisk’s rights to exercise vested options will be governed by the Incentive Stock Agreement Granted Under the Company’s 1998 Stock Incentive Plan  provided that notwithstanding the provisions of the Incentive Stock Agreement the Company and Ms. Fisk hereby agree (a) that the period to exercise options which are vested as of the Resignation Date shall be extended to December 31, 2006, provided that nothing herein is intended to modify in any way the treatment of such options as a result of an Acquisition Event under the terms of the applicable stock option or stock incentive plan; and (b) that the Company will waive any rights that it may have to limit her exercise rights. For the avoidance of doubt, the parties agree that the vesting of stock options under the Stock Option Agreements ceases effective on the Resignation Date.

(c)                   Restricted Stock Awards. The Parties agree and acknowledge that the following is an exclusive list of all of the restricted stock awards granted to Ms. Fisk and remaining outstanding as of the date hereof: December 15, 2004 (10,000 shares) (“Restricted Stock Award Agreements”). The Company and Ms. Fisk agree and acknowledge that their respective rights with respect to these restricted stock awards shall be governed by the terms of the Restricted Stock Award Agreements; provided that the Company agrees that it shall not exercise any Purchase Option as defined in the Restricted Stock Award Agreements with respect to 2,500 shares of restricted stock that would otherwise vest on December 16, 2006 until after December 31, 2006 and Ms. Fisk understands and agrees that the Company intends to exercise any and all other Purchase Options. For purposes of clarity, Ms. Fisk’s termination of employment shall not preclude Ms. Fisk from vesting in the 2,500 shares that would otherwise vest on December 16, 2006.

(d)                   Payment of Accrued Obligation. On the Resignation Date, the Company will provide Ms. Fisk with a check for her final earned, unpaid salary and her unused vacation accrued through the Resignation Date. In addition, provided that within one week after her Resignation Date, Ms. Fisk submits to the Company an expense report and supporting documentation for all final expenses incurred on behalf of the Company, the Company will reimburse Ms. Fisk for such expenses within two weeks after she submits such documentation, all to be done in accordance with the Company’s expense-related policies and /or practices.

(e)                   Attorneys Fees Payment. At Ms. Fisk’s request and for her convenience, within fourteen (14) days of the Resignation Date the Company will pay Ms. Fisk the sum of  Eighty Thousand Dollars ($80,000), which sum Ms. Fisk represents  reflects an amount which at least equals the attorneys fees incurred by her in connection the claims released and the negotiation of this Agreement. Form 1099 shall issue to her for this payment.

(f)                    Tax Matters. The amounts paid to Ms. Fisk and/or her attorneys specified above shall be subject to all applicable tax reporting obligations, if any, as required by law. Ms. Fisk shall be solely responsible for paying all applicable taxes owed by her associated with the receipt of the payments set forth above. In the event that the Company is notified or requested by the Internal Revenue Service or by any State taxing authority to pay any withholding tax or other employee taxes and interest or penalties on all or any part of the amounts paid to Ms. Fisk, the Company shall  immediately notify Ms. Fisk. Ms. Fisk agrees to repay the Company the full amount of any income, FICA and Medicare taxes owed by her, interest, and penalties the Company is required to pay on Ms. Fisk’s behalf. Ms. Fisk shall not be responsible for any Employer taxes, such as F.U.T.A. and M.U.T.A. Ms. Fisk agrees to indemnify and hold harmless the Company for any liability or costs (other than attorneys fees) arising out of the failure to withhold income, FICA, and Medicare taxes owed by Ms. Fisk.

(g)                   Responsibility for Fees and Costs:  Other than the payment to Ms. Fisk’s counsel set forth above, each Party hereto shall be fully responsible for the payment of their own legal fees and costs incurred in the underlying dispute as well as the negotiation and execution of this Agreement.

3.             Accord and Satisfaction. Ms. Fisk acknowledges that the payments set forth in Paragraph2(a)-(d) above constitute full, complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities through the Resignation Date of the Company, its predecessors, successors, affiliates, and its and their current and former directors, shareholders, officers, employees, insurers, fiduciaries, attorneys, representatives and/or agents, both individually and in their official capacities, including, without limitation, all claims for back or front pay wages, salary, vacation pay, draws, incentive pay, bonuses, stock, stock options, any and all equity and/or ownership interests, commissions, severance pay, and any and all other forms of payment, compensation or benefits.

4.             Compromise. The Parties agree and acknowledge that this Agreement is the result of a compromise of disputed claims. While this Agreement fully resolves all the issues between the Parties, neither this Agreement nor any of its provisions constitute an admission by any Party of any liability or wrongdoing whatsoever, which is denied. Neither this Agreement nor anything in the Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by any of the Parties.

5.             Mutual Releases:

(a)           In exchange for the consideration described in this Agreement , the receipt and sufficiency of which is hereby acknowledged, Ms. Fisk (the “Releasor”) hereby agrees that she, her representatives, agents, estate, trusts, heirs, successors and assigns absolutely and unconditionally release, remise, discharge, and hold harmless the Company, its predecessors, successors, as well as its current and former directors shareholders, officers, employees, attorneys, representatives and/or agents (including without limitation Brian Keane, John Keane, Sr., and John Keane, Jr.), both individually and in their official capacities, (collectively and individually the “Releasees”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands of any kind and nature, whether existing or contingent, known or unknown, including, without limitation, those claims which arise out of Ms. Fisk’s employment with and/or separation from the Company and those claims that Ms. Fisk has threatened to assert against the Company and its current or past officers and directors. Except as specified below, the release is intended by Ms. Fisk to be all encompassing and to act as a full and total release of any claims that she may have or has had against any and all of the Releasees, from the beginning of the World through and including the date of this Agreement, including, but not limited to, any federal or state law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, sex, sex harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; any contract, whether oral or written, express or implied; any tort; any claim for equity or ownership interest; any claim for benefits; and/or any statutory or common law claims. Provided:  Nothing herein shall be deemed to release or waive (1) any right to seek enforcement of the terms of this Agreement, including those rights under the agreements referenced in paragraph 5(b) below; (2) claims and/or rights, if any, under any disability insurance policy/plan; (3) rights and/or claims to vested benefits under any retirement and/or pension plans and the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (4) claims and/or rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (5) rights to defense and indemnification from the Company and/or its insurers under the Company’s Articles of Organization and/or ByLaws and/or insurance policies and/or applicable law.

       (b)           This release shall not affect Ms. Fisk’s rights and obligations under The Keane, Inc. 1998 Stock Incentive Plan, the Stock Option Agreements, the Restricted Stock Award Agreements, or the “Agreement” with the Company concerning confidential information, works for hire, and other matters (the “Confidential Information Agreement”), except that the Company agrees to void, and waive its right to enforce, any and all the non-competition provisions, including, but not limited to, those contained therein, and further agrees to void, and waive its right to enforce, any and all the non-solicitation provisions, including, but not limited to, those contained therein, after January 1, 2007.

(c)           Ms. Fisk agrees that she shall not seek or accept damages of any nature, other equitable or legal remedies for her own benefit, attorney’s fees, or costs from any of the Releasees with respect to any claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, Ms. Fisk represents that she has not assigned to any third party and she has not filed with any agency or court any claim released by this Agreement.

(d)           Except as otherwise set forth herein, in exchange for consideration described in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Brian Keane, John Keane, Sr., John Keane, Jr., and their respective attorneys, representatives, agents, estate, trusts, heirs, successors and assigns, and  the Company, (collectively the “Company Releasors”),  hereby absolutely and unconditionally release and forever discharge Ms. Fisk and her representatives, agents, attorneys, estates, trusts, successors and assigns, from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts, judgments, damages and demands of every kind and nature, in law or in equity, whether existing or contingent, known or unknown, including, without limitation, all claims arising from or relating to Ms. Fisk’s employment with and /or separation from employment with the Company. Except as specified below, this Release is intended by the Company Releasors to be all-encompassing and to act as a full and total release of any claims that the Company Releasors may have or have had against Ms. Fisk and her representatives, agents, estate, successors and assigns, since the beginning of the World through the date of this Agreement, including, but not limited to, all claims arising from or relating to Ms. Fisk’s employment or separation from employment with the Company; any contract, express or implied; any tort; and any statutory or common law claim. Provided:  Nothing herein shall be deemed to release or waive any claims involving intentional misappropriation of confidential information by Ms. Fisk. Provided further:  Nothing herein shall be deemed to impair any right to seek enforcement of the terms of this Agreement.

6.             Confidentiality/Non-disparagement

(a)           It is understood and agreed that this Agreement, and any of the terms thereof, shall be subject to public disclosure by the Company.

(b)           On Monday, June 12, 2006 or Tuesday, June 13, 2006, between the hours of 4:00-5:00 PM, the Company shall disclose Ms. Fisk’s resignation by issuing the Press Release attached as Exhibit A and by making such other public disclosures as it reasonably determines to be required by applicable law. Each of the Parties agrees not to make any prior or additional disclosure or comment on Ms. Fisk’s resignation or the Agreement beyond the Press Release and the required public disclosures by the Company as set forth herein. No Party shall make any statement or other disclosure regarding the resolution of any claims threatened by any Party against any other Party or their family member beyond those referenced in paragraph 6 (a) and (b) hereof, and shall respond to any inquiry by referring to the Press Release and any required public disclosure and declining to make any further comment.

(c)           Communications. The Parties agree to maintain strict confidentiality concerning, and shall not disclose the substance of, any claims that any Party has  threatened to assert against another or the subject matter of any such claims. Nothing in this Paragraph 6 shall prohibit or bar any Party from providing truthful testimony in any legal proceeding, or in communicating with any governmental agency, or from making any other truthful disclosure that is required by law. Moreover, nothing herein shall bar any Party from making truthful disclosures regarding any claims that any Party has threatened to assert against any other Party which are reasonably necessary for a Party to defend against any claims that may be made against that Party.

(d)           The Company agrees that its executive officers and directors will not make disparaging comments or communications with any person or entity concerning Ms. Fisk. Mr. Brian Keane, Mr. John Keane, Sr., and Mr. John Keane, Jr., each agree not to make, or instruct and/or influence others to make (whether directly or indirectly), any disparaging comments or communications with any person or entity concerning Ms. Fisk. Ms. Fisk agrees that she, will not make, or instruct and/or influence others to make (whether directly or indirectly), any disparaging comments or communications with any person or entity concerning the Company, its business, products, services, or finances, or concerning the Company’s current or past directors, executive officers, employees or representatives (including without limitation, Mr. John Keane, Sr., Mr. John Keane, Jr., and Mr. Brian Keane).

(e)           The Parties to this Agreement agree and affirm that breach of nondisparagement and communication restrictions provided in paragraphs 6(b), (c) and (d) shall constitute a material breach of this Agreement and, in addition to any other available legal or equitable remedy, shall entitle the other Party to recover damages of not less than $50,000 and not more than $250,000 per breach, as determined by an arbitrator (in accordance with Paragraph 11), and reasonable attorneys fees. The parties acknowledge and agree that the payment required by this paragraph is a reasonable forecast of the damages likely to result from such breach and is not a penalty of any kind.

(f)            Any Party shall have the right to make truthful statements that are reasonably necessary to proportionately and fairly countervail  harm to their reputation in the limited event that any other Party  breaches Paragraphs 6(b), (c) and /or (d), whether directly or indirectly, but only after first providing at least two business days’ written notice by courier to the alleged breaching Party’s counsel (which notice shall state, to the extent known, who committed the alleged breach, when and where the alleged breach occurred, all facts and words constituting the alleged breaching statement, to whom the alleged breaching statement was made, and the precise correcting statement the alleged non-breaching Party proposes to make and where and how the response statement is proposed to be made) so that the other Party has an opportunity to seek injunctive relief from a court in the Commonwealth of Massachusetts. The Parties agree that said court shall decide whether a breach has occurred and the appropriate equitable remedy for such an alleged breach including, but not limited to, the right of the non-breaching Party to issue a responsive statement and the content of any such statement, with costs and attorneys’ fees awarded to the prevailing party as determined by said court. For purposes of the notice requirement above, the Parties agree to notify each other of the name and address of any new counsel.

(g)           All requests for verbal and/or written references concerning Ms. Fisk from the Company shall be directed to the Senior Vice President of Human Resources, who shall respond in a manner to be mutually agreed upon in writing by Ms. Fisk and the Company.

7.             Company Confidential Information, Work Product and Property. Ms. Fisk agrees that by the Resignation Date, she will return to the Company all property and materials of the Company (including its subsidiaries and/or affiliates), including but not limited to, credit cards; gas cards; telephone charge cards; building keys and/or passes; and all materials relating to or constituting Work Product and/or Confidential Information (as such terms are defined in the Confidential Information Agreement). Ms. Fisk agrees that in the event she discovers any other Company materials in her possession after the date she executes this Agreement, she will immediately return such materials to the Company.

       8.             Future Cooperation. Ms. Fisk agrees to cooperate reasonably with the Company and all Company affiliates (including the Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes Ms. Fisk may have knowledge or information. She further agrees to make herself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Paragraph to require Ms. Fisk to make herself available to an extent that would unreasonably interfere with employment responsibilities that she may have and shall reimburse her for any pre-approved reasonable business travel expenses that she incurs on the Company’s behalf as a result of these litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. She agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls her as a witness. Ms. Fisk further agrees that she shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation against any of the Company Releasors.

       9.             Health Insurance Continuation. The Resignation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for purposes of health insurance continuation. Ms. Fisk will receive COBRA information under separate cover.

10.           Injunctive Relief. The Parties agree that they would be irreparably harmed by any violation of Paragraph 6 and that they are entitled, in addition to all other rights and remedies, at law or in equity, to immediate injunctive and other equitable relief by a court in the Commonwealth of Massachusetts (which shall have personal and subject matter jurisdiction over the parties and disputes concerning this Agreement regardless of where a breach occurs), without the necessity of giving notice, an opportunity to cure or the posting a bond, to enforce the obligations of Paragraph 6, together with all costs (including attorneys’ fees) attributable to the enforcement of such obligations.

11.           Mandatory Arbitration. Except as provided in Paragraph 10 above, Ms. Fisk, Mr. Brian Keane, Mr. John Keane, Sr., Mr. John Keane, Jr., and the Company agree that any claim, dispute or controversy arising under or in connection with this Agreement shall be resolved solely and exclusively by binding confidential arbitration. The confidential arbitration shall be held in the City of Boston, Massachusetts (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”).  The Parties agree that AAA in Boston shall have personal and subject matter jurisdiction over the parties and disputes concerning this Agreement regardless of where a breach occurs. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties; provided, however, that all such fees and expenses (including attorneys’ fees) shall be awarded to the prevailing party.

12.           Representations and Governing Law:

(a)           This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Parties.

(b)           This Agreement shall be deemed to be made and entered into the Commonwealth of Massachusetts. This Agreement shall in all aspects be interpreted, enforced and governed under the laws of Massachusetts without giving effect to the principles of conflicts of law thereof. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.

(c)           This Agreement shall not be assigned by Ms. Fisk but shall be binding on the Parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Company’s successors and assigns. Each of the Parties expressly warrant that they have not transferred to any person or entity any rights, or causes of action, or claims, released by this Agreement.

13.           Headings/Counterparts. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

14.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties with respect to any related subject matter, except for the Keane, Inc. 1998 Stock Incentive Plan, Stock Option Agreements, the Restricted Stock Award Agreements, and the Confidential Information Agreement. Nothing herein shall alter the contractual agreements between the Company and Mr. Brian Keane

15.           Representation. The Parties acknowledge that each of the Parties have been represented by counsel who have explained the terms of this Agreement to them.

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IN WITNESS WHEREOF, the Parties hereby execute this Agreement this 8th day of June, 2006.

EACH OF THE PARTIES REPRESENT THAT THEY HAVE READ THE FOREGOING AGREEMENT, THAT THEY FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT THEY ARE VOLUNTARILY EXECUTING THE SAME. EACH PARTY ACKNOWLEDGES THAT IN ENTERING INTO THE AGREEMENT, THEY ARE NOT RELYING ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY ANY OTHER PARTY OR THEIR ATTORNEYS WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

/s/ Georgina Fisk
Georgina Fisk

KEANE, INC.

/s/ Martha J. Zackin
By: Martha J. Zackin, Corporate Counsel

/s/ Brian Keane
Brian Keane

/s/ John Keane, Sr.
John Keane, Sr.

/s/ John Keane, Jr.
John Keane, Jr.